Exhibit 99.2

FOR IMMEDIATE RELEASE                                   Contact:    Mary Hagen
                                                                  503.641.6115



   Epitope Announces Further Developments with Regard to Hepatitis A Outbreak

Beaverton, Oregon, April 2 -- Epitope, Inc. (NASDAQ:EPTO) today announced further developments regarding a recall of strawberries by its subsidiary, Andrew and Williamson Sales Co., following a Hepatitis A outbreak in Michigan. The company has learned that A&W inaccurately described some of the strawberries associated with the outbreak as having been grown and processed in the U.S. as required by the U.S. Department of Agriculture School Lunch Program. In fact, the berries were grown in Mexico and processed in the U.S. This inaccurate description occurred prior to the acquisition of A&W by Epitope.

"We have notified the USDA of our concern with regard to this matter and have today accepted the resignation of Fred L. Williamson, the president and chief executive officer of A&W," said Adolph J. Ferro, president and chief executive officer of Epitope. "As the health and well-being of the public remains our foremost concern, we will continue to work with appropriate governmental agencies."

Hepatitis A is usually a mild and self-limiting illness. Symptoms may include malaise, nausea, fatigue, loss of appetite, low grade fever and jaundice. Many people infected with Hepatitis A may have no symptoms or may have mild symptoms without jaundice.

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